EXHIBIT 12

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                                          BESTFOODS AND SUBSIDIARIES
                              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES


                                                 For the
                                                   six
($ Millions)                                      months
                                                  ended                     For the years ended December 31,
                                             June 30, 1998        1997        1996        1995        1994        1993
                                             -----------------------------------------------------------------------------

Income from Continuing
Operations before Income Taxes                    $492.9          $704.2      $880.2      $654.9     $446.6      $624.4
------------------------------
                                             -----------------------------------------------------------------------------
Add (subtract):
     Portion of rents representative of
        interest                                    16.6            32.2        33.4        25.6       24.6        20.2
     Interest on bonds, mortgages &
        similar debt                                61.6           100.9        68.4        52.6       50.1        53.6
     Other interest                                 28.3            72.8       100.0        55.7       33.9        42.4
     Interest expense included in cost of
        plant construction                          (1.7)           (3.4)       (4.8)       (3.7)      (4.2)       (5.6)
     Income of unconsolidated venture                -               -           -           -          3.9         -
                                             ----------------- ----------- ----------- ----------- ----------- -----------
Income as adjusted                                $597.7          $906.7    $1,077.2      $785.1     $554.9      $735.0
                                             ----------------- ----------- ----------- ----------- ----------- -----------

Fixed Charges:
     Portion of rents representative of
        interest                                   $16.6           $32.2       $33.4       $25.6      $24.6       $20.2
     Interest on bonds, mortgages &
        similar debt                                61.6           100.9        68.4        52.6       50.1        53.6
     Other interest                                 28.3            72.8       100.0        55.7       33.9        42.4
                                             ----------------- ----------- ----------- ----------- ----------- -----------
                                                  $106.5          $205.9      $201.8      $133.9     $108.6      $116.2
                                             ----------------- ----------- ----------- ----------- ----------- -----------
Ratio of Earnings to
Fixed Charges                                        5.6             4.4         5.3         5.9        5.1         6.3
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                                             ----------------- ----------- ----------- ----------- ----------- -----------

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